UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 11, 2017

Tallgrass Energy GP, LP

(Exact name of registrant as specified in its charter)

Delaware	001-37365	47-3159268
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4200 W. 115th Street, Suite 350 Leawood, Kansas		66211
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (913) 928-6060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Purchase Agreement

On May 11, 2017, Tallgrass Energy Partners, LP (“TEP”), Tallgrass Energy Finance Corp., a wholly owned subsidiary of TEP (the “Co-Issuer” and together with TEP, the “Issuers”), and certain of TEP’s existing direct and indirect wholly owned subsidiaries (other than the Co-Issuer, the “Guarantors”), entered into a purchase agreement (the “Purchase Agreement”) with Credit Suisse Securities (USA) LLC, as representative of the several initial purchasers named therein (the “Initial Purchasers”), pursuant to which the Issuers agreed to sell an additional $350,000,000 in aggregate principal amount of the Issuers’ 5.50% Senior Notes due 2024 (the “Additional Notes”), and the Guarantors agreed to provide the guarantees of the Additional Notes. The Additional Notes were offered as additional notes to TEP’s existing $400 million aggregate principal amount of 5.50% Senior Notes due 2024 that the Issuers issued in a private placement that closed on September 1, 2016 (the “September 2016 Notes” and, together with the Additional Notes, the “Notes”). The Additional Notes were offered and sold in a transaction exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). The Additional Notes are expected to be sold by the Initial Purchasers to qualified institutional buyers in reliance on Rule 144A under the Securities Act.

Tallgrass Energy GP, LP (“TEGP”) is the managing member of and therefore controls Tallgrass Equity, LLC (“Tallgrass Equity”). Tallgrass Equity, in turn, controls TEP through the direct ownership of 100% of Tallgrass MLP GP, LLC (“TEP GP”), TEP’s general partner. As a result, under generally accepted accounting principles, TEGP consolidates Tallgrass Equity, TEP GP, TEP, and TEP’s subsidiaries. TEGP has no operations outside of its indirect ownership interests in TEP.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Issuers and the Guarantors, on one hand, and the Initial Purchasers, on the other, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, and customary conditions to closing, obligations of the parties and termination provisions.

The Initial Purchasers and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Initial Purchasers and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for TEGP and its affiliates, for which they received or may in the future receive customary fees and expenses. In particular, affiliates of certain of the Initial Purchasers are lenders under TEP’s and Tallgrass Equity’s revolving credit facilities.

Indenture and Notes

On September 1, 2016, the Issuers, the Guarantors named therein and U.S. Bank National Association, as trustee, entered into an Indenture dated as of September 1, 2016 (as supplemented, the “Indenture”), governing the terms of the Notes. The Notes are general unsecured senior obligations of the Issuers. The Notes are unconditionally guaranteed jointly and severally on a senior unsecured basis by the Guarantors and certain of TEP’s future subsidiaries. The Notes rank equal in right of payment with all existing and future senior indebtedness of the Issuers, and senior in right of payment to any future subordinated indebtedness of the Issuers.

Interest and Maturity

The Notes will mature on September 15, 2024 and interest on the Notes is payable in cash semi-annually in arrears on each March 15 and September 15, which commenced March 15, 2017 for the September 2016 Notes and will commence September 15, 2017 for the Additional Notes. Interest will be payable to holders of record on the March 1 and September 1 immediately preceding the related interest payment date, and will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Optional Redemption

At any time prior to September 15, 2019, the Issuers may on one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture, upon not less than 30 or more than 60 days’ notice, at a redemption price of 105.50% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), in an amount not greater than the net cash proceeds of one or more equity offerings by TEP, provided that:

•	at least 65% of the aggregate principal amount of Notes issued under the Indenture (excluding Notes held by TEP and its subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

•	the redemption occurs within 180 days of the date of the closing of each such equity offering.

Prior to September 15, 2019, the Issuers may on any one or more occasions redeem all or part of the Notes, upon not less than 30 or more than 60 days’ notice, at a redemption price equal to the sum of:

•	the principal amount of the Notes redeemed, plus

•	the Make Whole Premium (as defined in the Indenture) at the redemption date, plus

•	accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

On and after September 15, 2019, the Issuers may on any one or more occasions redeem all or a part of the Notes, upon not less than 30 or more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on September 15 of the years indicated below:

YEAR	PERCENTAGE
2019	104.125%
2020	102.750%
2021	101.375%
2022 and thereafter	100.000%

The Issuers may also redeem all (but not a portion of) the Notes under certain circumstances if 90% or more of the aggregate principal amount of the outstanding Notes are purchased in connection with a change of control or alternate offer.

Change of Control

If a Change of Control Triggering Event (as defined in the Indenture) occurs, each holder of Notes may require TEP to repurchase all or a portion of that holder’s Notes for cash at a price equal to 101% of the aggregate principal amount of the Notes repurchased, plus any accrued but unpaid interest on the notes repurchased, to the date of settlement (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the settlement date).

Certain Covenants

The Indenture contains covenants that, among other things and subject to certain exceptions, limit TEP’s ability and the ability of its restricted subsidiaries to: (i) incur, assume or guarantee additional indebtedness or issue disqualified stock; (ii) create liens to secure indebtedness; (iii) pay distributions on equity interests, repurchase equity securities or redeem subordinated debt; (iv) make investments; (v) restrict distributions, loans or other asset transfers from TEP’s restricted subsidiaries; (vi) consolidate with or merge with or into, or sell substantially all of TEP’s properties to, another person; (vii) sell or otherwise dispose of assets, including equity interests in subsidiaries; and (viii) enter into transactions with affiliates.

Events of Default

Upon a continuing event of default, the trustee or the holders of 25% of the principal amount of the Notes may declare the Notes immediately due and payable, except that a default resulting from certain bankruptcy or insolvency related events with respect to TEP or any restricted subsidiary of TEP that is a significant subsidiary or any group of its restricted subsidiaries that, taken as a whole, would constitute a significant subsidiary of TEP, will automatically cause all Notes to become due and payable. Each of the following constitutes an event of default under the Indenture:

•	default for 30 days in the payment when due of interest on the Notes;

•	default in payment when due of the principal of, or premium, if any, on the Notes;

•	failure by TEP to comply with the covenant relating to consolidations, mergers or transfers of all or substantially all of TEP’s assets or failure by TEP to purchase notes when required pursuant to the asset sale or change of control provisions of the Indenture;

•	failure by TEP for 180 days after notice to comply with its reporting obligations under the Indenture;

•	failure by TEP for 60 days after notice to comply with any of the other agreements in the Indenture;

•	default under any mortgage, indenture or instrument governing any indebtedness for money borrowed or guaranteed by TEP or any of its restricted subsidiaries, if such default: (i) is caused by a failure to pay principal, interest or premium, if any, on said indebtedness within any applicable grace period; or (ii) results in the acceleration of such indebtedness prior to its stated maturity, and, in each case, the principal amount of the indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or acceleration of maturity, aggregates $75.0 million or more, subject to a cure provision;

•	failure by TEP or any of its restricted subsidiaries to pay final non-appealeable judgments aggregating in excess of $75.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

•	any guarantee is held in any judicial proceeding to be unenforceable or invalid, or ceases for any reason to be in full force and effect, or any Guarantor, or any person acting on behalf of any Guarantor, denies or disaffirms its obligations under its guarantee; and

•	certain events of bankruptcy or insolvency described in the Indenture with respect to TEP, or any of TEP’s restricted subsidiaries that is a significant subsidiary or any group of its restricted subsidiaries that, taken as a whole, would constitute a significant subsidiary of TEP.

The foregoing descriptions of the Indenture and Purchase Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Indenture and the form of 5.50% Senior Note, which are incorporated herein by reference to TEP’s Current Report on Form 8-K dated September 1, 2016, and to the Purchase Agreement, which is filed with this Current Report on Form 8-K as Exhibit 1.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 relating to the Notes, the Indenture and the Purchase Agreement is contained in Item 1.01 of this Current Report on Form 8-K above and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

EXHIBIT NUMBER	DESCRIPTION

1.1	Purchase Agreement, dated May 11, 2017, among TEP, the Co-Issuer, the Guarantors named therein and Credit Suisse Securities (USA) LLC, as representative of the Initial Purchasers named therein (incorporated by reference to Exhibit 1.1 to Tallgrass Energy Partners, LP’s Current Report on Form 8-K filed on May 17, 2017).

4.1	Indenture, dated as of September 1, 2016, among Tallgrass Energy Partners, LP, Tallgrass Energy Finance Corp., the Guarantors named therein and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to Tallgrass Energy Partners, LP’s Current Report on Form 8-K filed on September 1, 2016).

4.2	Form of 5.50% Senior Note (Included as Exhibit A in Exhibit 4.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALLGRASS ENERGY GP, LP

	By:	TEGP Management, LLC its General Partner

Date: May 17, 2017	By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION

1.1	Purchase Agreement, dated May 11, 2017, among TEP, the Co-Issuer, the Guarantors named therein and Credit Suisse Securities (USA) LLC, as representative of the Initial Purchasers named therein (incorporated by reference to Exhibit 1.1 to Tallgrass Energy Partners, LP’s Current Report on Form 8-K filed on May 17, 2017).

4.1	Indenture, dated as of September 1, 2016, among Tallgrass Energy Partners, LP, Tallgrass Energy Finance Corp., the Guarantors named therein and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to Tallgrass Energy Partners, LP’s Current Report on Form 8-K filed on September 1, 2016).

4.2	Form of 5.50% Senior Note (Included as Exhibit A in Exhibit 4.1).